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Exhibit 11.1

ETHICS POLICY

Summary

        An ethics policy cannot cover every circumstance where employees may need to consider their conduct. If any employee is in doubt regarding ANY ethical matter, first seek advice, either from your line manager or from the Human Resources Department. The following is a summary of Spirent's Ethics Policy.

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  All employees have the right and responsibility to ensure that Spirent's business is conducted in adherence with high ethical and legal principles.

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  Our policy is to operate within applicable laws.

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  Discrimination or harassment of any kind will not be tolerated.

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  We should not knowingly make misrepresentations.

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  As a matter of policy, we do not make political donations.

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  No bribes can be given or received.

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  Conflicts of interest must be avoided and in all cases must be reported.

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  We should aim to be a responsible partner within our local communities.

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  Employees are encouraged to report any suspected wrongdoings ("whistleblowing"). Discrimination and persecution of employees who raise genuine concerns will not be tolerated under any circumstances and support will be provided to whistleblowers as appropriate.

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  Any employee who violates our Ethics Policy will be liable to disciplinary action which could include termination of employment.

        Employees may also contact the Group's Head of Internal Control based in Crawley, if they have any queries or concerns that they would rather not raise at a local level.

Introduction

        The trust and respect of our own employees, our customers, our shareholders, opinion formers, other stakeholders and the general public—are assets that cannot be bought. This is why all Spirent's businesses must be conducted in adherence with high ethical and legal principles as the impact of wrongdoings and unethical behaviour upon the Company could be substantial.

        Every employee has a right to expect Spirent to maintain proper standards of performance, whether you work in research, engineering, production or maintenance, marketing, purchasing or finance and administration. Every employee has a duty to contribute to maintaining these standards by example and a heavier responsibility is borne by those who hold positions that more directly influence policy or practice as they must openly demonstrate leadership in applying ethical business practices.

        This Spirent Ethics Policy is supported by the whole Board of Spirent plc and shall be reviewed from time to time. The policy applies to every employee of the Group. The following covers the main areas which employees may encounter at work:

Compliance with the Law

        At all times, it is our policy to stay within the laws, rules and regulations of the countries, states or other jurisdictions in which we operate. It is our policy to co-operate fully with relevant public authorities and regulatory bodies as appropriate.

        All employees have the right and the responsibility to resolve doubts or uncertainties about ethical questions or compliance with the law. To resolve any ethical or legal issue, an employee should first contact his or her immediate manager or supervisor for guidance prior to taking any action. We also strongly encourage an "open door" policy to bring any such queries, if necessary, to a higher level of management.

Employment, Discrimination and Harassment

        Taking into account local practice and the operational requirements of the business, it is our goal to offer unambiguous and fair terms of employment and to provide employees with appropriate opportunities to develop their skills and progress in their careers. It is our intention to honour all applicable terms and conditions of employment.

        The Company recognises its duty and the benefits of providing working conditions which promote good health, safety and environmental practices—copies of Company guidelines in respect of these matters are available from local management. Employees are encouraged to report immediately any health, safety or environmental concerns to their line manager in order to protect the welfare of themselves and colleagues.

        Employees are encouraged to recognise their duty to act in a responsible manner in the workplace, having due regard for the health, safety and general welfare of their colleagues.

        We consider that the diverse backgrounds and nationalities of Spirent employees around the world are a strength to the business. All employees regardless of their colour, race, religion, gender, marital status, sexual orientation, disability or age should be treated fairly and honestly with both respect and dignity. Harassment (including sexual, physical, mental, use of abusive language or offensive gestures) or bullying, in any shape or form will not be tolerated. Any employee who is proved to have acted in a discriminatory manner or to have indulged in bullying or harassment will be subject to disciplinary or grievance procedures and all employees are strongly encouraged to report such incidents.

        It is our policy to respect the human rights of all employees, including:

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  ensuring employees have the freedom to associate or to collectively bargain without fear of discrimination against the exercise of such freedoms;

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  a prohibition on using forced or child labour; and

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  appropriate restrictions on the access and use of personal employee information to respect rights of privacy.

Ethics in the Marketplace

        The truth, properly told and presented, should be the objective of all promotional activity. Customers shall be treated with respect and competition with peer companies should be fair and ethical. The following lists some of the major issues regarding ethics in the marketplace:

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  Nothing is to be gained through misrepresentation, exaggerated claims or other forms of false advertising. Our products and services must stand on their own merits and their quality.

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  Collaboration with competitors to establish or maintain prices or to unlawfully restrain trade will not be allowed.

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  Customers should be given factual information about prices, schedules, services and other terms of business. Suppliers, subcontractors, advisors or representatives also deserve to be treated fairly, honestly and in accordance with agreed terms.

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  From time to time, customers, suppliers, advisors or representatives may divulge confidential information to you. It is our duty to respect these confidences.

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  Any complaints from customers, suppliers, subcontractors, advisors or representatives should be dealt with promptly and fairly.

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  Although we should strive to know and understand our competitors so that we can perform in the market, industrial espionage is not permitted.

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  It is not Company policy to knowingly infringe on the copyright, trademarks, patents or other properly registered intellectual property of others.

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  Management should have due regard as to how contracts or arrangements with new suppliers, etc will reflect on the reputation and ethics of Spirent.

Political Contributions

        Contributions, whether in cash, goods, services, equipment, etc will not be permitted.

Bribes or Other Payment to Influence Business Transactions

        The giving or receiving of any such payment is indefensible. No bribes of any sort may be paid to or accepted from customers, politicians, government representatives, advisors or representatives. It is not permitted to establish accounts or internal budgets for the purpose of facilitating bribes or influencing transactions (slush funds).

Gifts and Entertainment

        Special care must be taken in accepting or giving gifts/entertainment and these are not permitted if it would create a real or perceived conflict of interest. The exchange of social courtesies is acceptable when there is a clear business purpose and they remain within good taste. Neither the receipt nor the giving of excessive entertainment, substantial gifts or favours are acceptable. Examples of acceptable gifts/entertainment are:

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  coffee mugs, pens, calendars, paper weights, clothing or items of similar value displaying a company logo

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  bouquets of flowers, fruit baskets, confectionery

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  product samples of nominal commercial value

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  modest refreshments or meals

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  the provision of reasonable travel facilities

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  modest hospitality, eg a music concert, a theatre show or a sports event

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  modest gifts (such as a bottle of wine, a food hamper, etc) given to mark an event such as Christmas or Thanksgiving, etc.

        There may be cases where refusal of a gift would cause embarrassment to the person offering it, particularly if you are a guest in certain countries. Guidance on local customs and behaviour should be sought before going on a business trip. Employees should politely refuse excessive gifts/entertainment, explaining to the offeror that Company policy prohibits the receipt of such gifts/entertainment.

        The giving of gifts/entertainment must be properly authorised and accounted for.

        If you are in doubt as to whether gifts and entertainment are appropriate, you should raise your concerns with local management prior to accepting or giving any such gift or entertainment.

Conflicts of Interest

        Whether it is actual or apparent, conflicts of interest must be avoided. Actions taken by employees should be objective and based on the best interests of the Company. There are too many instances where such conflicts may arise to list, but the following list may prove helpful:

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  Accepting personal payments from suppliers etc, which may influence your business decision.

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  Potential conflicts between personal and professional relationships.

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  You should declare to your Managing Director or President, (and notify your line manager) of any interest you or a close member of your family may have in a business that Spirent is, or may have, dealings with (ignoring a shareholding in a major company, so long as such investment does not create a conflict of interest).

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  Prior written approval must be obtained from your Managing Director or President (with notification to your line manager) prior to employees accepting a second job, consultancy, etc, to ensure this will not conflict with other interests of Spirent.

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  Undertaking any private work which might generate intellectual property is generally prohibited, since it can be difficult to distinguish this from Company work.

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  It is illegal for anyone to buy or sell shares in Spirent plc based on knowledge of material information which may affect the share price, if that information (price-sensitive information) is not available to the public. Notwithstanding an employee's duty to his/her employer to keep price-sensitive information confidential, it may also be a civil or a criminal offence to pass such information on to an unauthorised third party. The Company's Code of Conduct for Dealing in Securities provides additional guidance on this matter and if in doubt, you should contact the Company Secretary for further guidance.

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  Prior written approval must be obtained from Spirent's Chief Executive before any Spirent employee accepts an appointment to the board of any other company.

        If you do suspect you have a conflict of interest, whether actual or potential, please raise your concerns immediately with line management. You should take no part nor seek to influence a business decision which may result in a conflict of interest arising.

Involvement in the Community

        Spirent aims to be a responsible partner within the local communities in which it operates through the support of community initiatives and local charities. Each business unit is encouraged, through the Company's charitable donations policy, to develop programmes which address the needs of their local community.

Employee Shareholders

        The Board supports the concept of employee shareholders. It is essential, however, that employee shareholders observe the guidelines laid down in the Company's Code of Conduct for Dealing in Securities, copies of which are available from the Company Secretary of Spirent plc. Financial advice involving investment in the Company must not be given by or to employees.

Spirent Proprietary Information

        Our "trade secrets" and much internal information are valuable assets and must not be disclosed to anyone without proper authorisation. By law, our trade secrets are our property and we all have obligations to protect that property. In the course of your employment you may be given or come into contact with information that is commercially sensitive or which is provided for your information so that you may gain a better understanding of the business, for example at staff briefing meetings. This type of information must not be divulged outside the organisation via any route (eg verbal, oral, internet chat room or to the media). Breach of this obligation may result in disciplinary proceedings.

Whistleblowing

        All employees have the right and the responsibility to question possible wrongdoings and are encouraged to remain vigilant against such possible actions. If an employee suspects wrongdoing (whether or not the suspected act has actually occurred), he/she should immediately report the matter to their line management, or if this is not possible, to a higher level of local management. Line/local management should be able to advise if the action in question is in fact a wrongdoing. If the employee feels that he/she cannot report the suspected wrongdoing at a local level, the employee should report it immediately to the Group's Head of Internal Control (see below), who is authorised directly by the Board of Directors to investigate any such matters. Employees who report the suspected wrongdoing to the Head of Internal Control may do so in confidence and may report the suspected wrongdoing anonymously if they do so via a letter.

  Tim Jones
  Head of Internal Control
  Spirent plc
  Spirent House
  Crawley Business Quarter
  Fleming Way
  Crawley
  West Sussex RH10 9QL
  United Kingdom

        (envelopes should be marked "Strictly Private and Confidential")

        The Company does not view an employee who has "blown the whistle" as a trouble-maker, but rather as a witness to an event. You will not suffer discrimination or persecution for raising concerns in good faith, even if the concern is not proved and, if possible, you will be informed of the outcome. Discrimination and persecution of employees who raise genuine concerns will not be tolerated under any circumstances and support will be provided to whistleblowers as appropriate.

        Examples of suspected incidences, that may be potential or actual, which employees may feel require reporting include, but are not limited to:

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  Violation of health, safety and environmental procedures or legislation

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  Discrimination or other unwarranted detrimental treatment of employees (eg bullying, harassment)

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  Misappropriation of funds

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  Conflicts of interest

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  Bribery, fraud or other forms of corruption

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  Manipulation of accounts

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  The deliberate provision of misleading information or falsification of records

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  Suspected criminal activities or civil violations

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  Misuse of Company property, for example, the use of Company property for personal gain

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  Breaches of copyright, patents, intellectual property, including breaches of software copyright licences

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  Breach of any Company guidelines or policies, including this Ethics Policy

Disciplinary Action

        Any employee who violates our ethical standards is subject to disciplinary action which can include oral reprimand, written reprimand, suspension or termination of employment.

Frequently Asked Questions

Q.
How should I respond to a potential issue which isn't covered by the Policy?

A.
An ethics policy cannot cover every circumstance where an employee needs to consider his/her conduct. Ethical responsibilities may also go beyond the specific situations described in this Policy;

  they may include the way we treat fellow employees, how we behave in the community, how we react to local and national government and how we adhere to other Company policies and guidelines. Employees are asked to consider these issues before taking certain actions. If in doubt, seek advice, normally from your line manager.

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Can I give a copy of this Policy to a supplier/customer etc?

A.
Yes. This Policy may be freely distributed to any interested third party and is also available on the Spirent web site at www.spirent.com.

Q.
A new law or legislation has been introduced and I'm unsure as to whether this will affect certain current business practices. What should I do?

A.
Firstly, you should seek guidance from line management. Senior management may require advice from a qualified external third party if it cannot be obtained from internal sources.

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I've already accepted a gift from a supplier, which, now that I think about it, may appear excessive. What should I do?

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Only if it is too late to return the gift, you should immediately declare the gift to your Managing Director or President (with notification to your line manager). The gift should be given to the Company so that you are beyond suspicion of making a personal gain to influence a business decision.

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My line manager has asked me to do something which I suspect is unethical—should I refuse his/her request?

A.
You should raise your concerns immediately with your line manager and if you are not satisfied with the response with a higher level of local management or with the Head of Internal Control. If the request would result in unethical behaviour, your manager is not authorised to require you to perform any unethical task and you should refuse, clearly explaining your reasons, in writing.

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I've noticed some behaviour which is unethical but I would rather not get involved—is this OK?

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No—it is every employees' responsibility to remain vigilant against unethical acts and to protect the mutual interests of their colleagues and the Company. Also line management who decide to "turn a blind eye" in areas for which they are responsible may find themselves subject to disciplinary proceedings when the unethical acts are eventually reported.

        January 2004

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  Exhibit 11.1
ETHICS POLICY